U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2005

COFFEE PACIFICA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	333-10170-2	46-0466417
(State or other jurisdiction of incorporation or organization)	Commission File No	(IRS Employer Identification Number)

Suite 1210 1200 West 73rd Avenue, Vancouver, B.C., Canada	V6P 6G5
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (604) 264 8012

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

Coffee Pacifica, Inc. announced in a press release dated June 27, 2005, that it received a report from its Rural Development Advisor, Dr. Paul Perrault, retained May 1 2005, on the potential of new coffee supply source from Rwanda. The study included an assessment of Rwandan co-operatives and their ability to become a partner and a reliable supplier of quality green bean coffee to Coffee Pacifica. The report has identified prospective co-operatives that fit in Coffee Pacifica's "Growers Direct" sales strategy. Additionally, to assist in the reduction of poverty in Rwanda, Dr. Perrault recommends dealing directly with co-operatives so that benefits from the premium prices paid for coffee are spread widely in the rural communities.

Dr. Paul Perrault is at present a private consultant focusing on policy, organization and management of agricultural research and on broad rural development issues. Dr. Perrault has 43 years of teaching, training, research, and advisory services experience in Canada, Africa, the Middle East and Asia. He has published numerous articles and research publications on policy, management and rural development issues in developing countries. Dr. Paul Perrault has a Doctorate in Development Economics from Stanford University, Stanford, California. Dr. Perrault has consulted for the World Bank and participated in the founding of Rwanda's National University in the early 1960's.

Mr. Jon Yogiyo, Vice Chairman of Coffee Pacifica, stated that "our diversification plans allow us to expand to new revenue streams while minimizing our general business risk. Our growth strategy requires us to access green beans from other coffee producing countries to provide multiple country origin coffee within our distribution system. At the moment, we are targeting Rwanda."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

COFFEE PACIFICA, INC.

Date: June 27, 2005_                            /s/ Shailen Singh

                                                                Shailen Singh, President & CEO